EXHIBIT 99.(16)


          EV TRADITIONAL HIGH-YIELD MUNICIPALS FUND
          30-DAY AND TAX EQUIVALENT YIELD CALCULATIONS



                  For the 30 days ended 7/31/96:

                  Interest Income Earned:                      $266,773
 Plus             Dividend Income Earned:
                                                              ---------
 Equal            Gross Income:                                $266,773

 Minus            Expenses:                                     $18,443
                                                              ---------
 Equal            Net Investment Income:                       $248,330

 Divided by       Average daily number of shares
                  outstanding that were entitled
                  to receive dividends:                       4,092,501
                                                              ---------
 Equal            Net Investment Income Earned Per Share:       $0.0607

                  Net Asset Value Per Share 7/31/96:             $10.83

                  30 Day Yield*:                                  6.82%

 Divided by       One minus the Tax Rate of 31%:                   0.69
                                                              ---------
 Equal            Tax Equivalent Yield **:                        9.88%



 *  Yield is calculated on a bond equivalent rate as follows:
                             6
    2[(($0.0607/$10.83)+1)-1]

 ** Assuming a tax rate of 31%
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
INVESTMENT PERFORMANCE -- EV TRADITIONAL HIGH YIELD MUNICIPALS FUND

The table below indicates the total return (capital changes plus reinvestment of all distributions) on a hypothetical investment of
$1,000 in the Fund covering the period  from August 7, 1995 through July 31, 1996.


                                         VALUE OF A $1,000 INVESTMENT

                                VALUE OF       VALUE OF            TOTAL RETURN              TOTAL RETURN
INVESTMENT        INVESTMENT    INITIAL        INVESTMENT     EXCLUDING SALES CHARGE    INCLUDING SALES CHARGE
PERIOD            DATE          INVESTMENT*    ON 07/31/96    CUMULATIVE  ANNUALIZED    CUMULATIVE  ANNUALIZED
----------        ----------    -----------    -----------    ----------  ----------    ----------  ----------

LIFE OF
FUND              08/07/95      $962.46        $1,071.67      11.34%      NA            7.17%       NA

Average annual total return is calculated using the following formula:

                                    n
                              P(1+T)  =  ERV

            where        P         =  an initial investment of $1,000 **
                         T         =  average annual total return
                         n         =  number of years
                         ERV       =  ending redeemable value of $1,000 initial investment at the end of the period

Cumulative total return is calculated using the following formula:

                               T = (ERV/P) - 1

            where        T         =  cumulative total return including the maximum sales charge
                         ERV       =  ending redeemable value of $1,000 initial investment at the end of the period
                         P         =  an initial investment of $1,000 ***

  * Initial investment less the current maximum sales charge of 3.75%.

 ** The average annual total return including the sales charge is calculated based on an initial investment of $1,000 less the maximum initial sales charge of 3.75%.

*** The cumulative total return including the sales charge is calculated based on an initial investment of $1,000 less maximum initial sales charge of 3.75%.
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